                                                                     EXHIBIT 2.3

                  AGREEMENT TO PURCHASE PARTNERSHIP INTEREST

                                 BY AND AMONG

                              VARLEN CORPORATION,

                             ACIERIES de PLOERMEL,

                          HERZOG-VARLEN INSTRUMENTS,

                  INSTRUMENTATION SCIENTIFIQUE DE LABORATOIRE

                                      AND

                            ROPER INDUSTRIES, INC.

                           DATED AS OF JUNE 21, 1999
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                               TABLE OF CONTENTS

                                                               Page
ARTICLE I PURCHASE AND SALE OF INTEREST......................   1
 1.1.  Purchase of Interest..................................   1
 1.2.  Preparation of Closing Date Schedule..................   1
 1.3.  Adjustment of Purchase Price..........................   2

ARTICLE II REPRESENTATIONS AND WARRANTIES....................   3
 2.1.  Representations and Warranties of Seller and Varlen...   3
 2.2.  Representations and Warranties of Buyer and Roper.....  15

ARTICLE III CLOSING; CONDITIONS OF CLOSING AND TERMINATION...  16
 3.1.  Closing...............................................  16
 3.2.  Conditions to Obligations of Buyer and Roper..........  17
 3.3.  Conditions to Obligations of Seller and Varlen........  18

ARTICLE IV INDEMNIFICATION...................................  18
 4.1.  Indemnification of Buyer and Roper....................  18
 4.2.  Indemnification of Seller and Varlen..................  19
 4.3.  Survival..............................................  19
 4.4.  Claims................................................  20
 4.5.  Limitations...........................................  20

ARTICLE V CERTAIN POST CLOSING MATTERS.......................  22
 5.1.  Certain Tax Matters...................................  22
 5.2.  Tax Sharing Arrangements..............................  22
 5.3.  Access to Records After Closing.......................  22
 5.4.  Covenant Not to Compete...............................  23
 5.5.  Cooperation on Claims.................................  24

ARTICLE VI MISCELLANEOUS.....................................  24
 6.1.  Further Actions.......................................  24
 6.2.  Brokerage.............................................  25
 6.3.  Expenses..............................................  25
 6.4.  Entire Agreement......................................  25
 6.5.  Descriptive Headings..................................  26
 6.6.  Notices...............................................  26
 6.7.  Governing Law.........................................  26
 6.8.  Assignability.........................................  26
 6.9.  Waivers and Amendments................................  27
6.10.  Third Party Rights....................................  27
6.11.  Illegality............................................  27
6.12.  Release...............................................  27

                  AGREEMENT TO PURCHASE PARTNERSHIP INTEREST

     AGREEMENT TO PURCHASE PARTNERSHIP INTEREST dated as of June 18, 1999 (this "Agreement"), by and among (i) VARLEN CORPORATION, a Delaware corporation ("Varlen"), (ii) ACIERIES de PLOERMEL, a French Societe Anonyme (the "Seller"),
(iii) HERZOG-VARLEN INSTRUMENTS, a French Societe en Nom Collectif (the Company"), (iv) INSTRUMENTATION SCIENTIFIQUE DE LABORATOIRE, a French Societe Anonyme (the "Buyer"), and ROPER INDUSTRIES, INC., a Delaware corporation ("Roper"). Varlen, Seller, the Company, Buyer and Roper will be sometimes referred to herein as a "Party" and collectively as the "Parties".

     The Company is engaged in the assembly and sale of petroleum analytical instrumentation products and related services (the "Business"). Seller owns and has the legal right and authority to sell, transfer, assign and deliver a ninety-nine percent (99%) equity interest corresponding to 99 equity interests (the "Interest") in the Company, and Seller desires to sell, and Buyer desires to purchase, all the Interest upon the terms and conditions set forth in this Agreement. In addition, simultaneously with the execution and delivery of this Agreement, (i) Varlen is entering into an agreement with Roper with respect to the sale by Varlen to Roper Industries Deutschland GmbH i. Gr. of all the outstanding capital stock of Walter Herzog GmbH ("Herzog"), a German corporation (the "German Sales Agreement"), and (ii) Varlen and Roper are entering into an agreement with respect to the sale of all of the outstanding capital stock of Varlen Instruments Inc., a Delaware corporation (the "U.S. Sales Agreement").

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, Varlen, Seller, the Company, Buyer and Roper hereby agree as follows:

                                   ARTICLE I
                         PURCHASE AND SALE OF INTEREST

     1.1.  Purchase of Interest.
           --------------------

     Upon the terms and subject to the conditions set forth in this Agreement and the representations and warranties herein made by each of the Parties to the other, Seller agrees to sell to Buyer, free and clear of Liens (as defined in Section 2.1(i)), and Buyer agrees to purchase from Seller, on the Closing Date (as hereinafter defined), the Interest for a purchase price of $2,796,994, subject to adjustment as hereinafter provided (the "Purchase Price"), payable in cash at Closing by wire transfer to an account designated by Seller to Buyer two days prior to the Closing Date.

     1.2.  Preparation of Closing Date Schedule.
           ------------------------------------

          (a) Within two (2) days following the Closing Date, Buyer shall be responsible for the taking of a physical inventory of all inventories of the Company as of the close of business on the Closing Date; no goods or items in inventory shall be moved while the physical inventory is being conducted. Promptly after the Closing, Buyer shall prepare a schedule showing the working capital of the Company as of the close of business on the Closing Date (the "Closing Date Schedule"). Amounts on the Closing Date Schedule with respect to inventories shall be derived from the physical inventory taken by Buyer. The Closing Date Schedule shall be prepared with the accounting principles and procedures used in the preparation of the Financial Statements described in Section 2.1(g) hereof, except as noted in
Section 2.1(g) of the Disclosure Schedule. Buyer agrees to use all reasonable efforts to cause the Closing Date Schedule to be prepared and delivered to Seller within 90 days after the Closing.

          (b) Seller and its authorized representatives and designees, at Seller's expense, shall have the right to observe the physical inventory. Seller and its authorized representatives and designees, at Seller's expense, shall have the right to review the Closing Date Schedule and perform other review procedures, including a review of any working papers with respect to its preparation.

          (c) Seller shall be deemed to have accepted the Closing Date Schedule unless within thirty (30) days after delivery thereof to Seller, Seller gives written notice to Buyer of Seller's objection to any item therein. In the event Seller gives such written notice of objection, and Buyer and Seller have been unable to resolve such dispute by a date twenty (20) days after delivery of such notice of objection, either party may require that such dispute be resolved by arbitration under the rules, but not the jurisdiction, of the American Arbitration Association by one arbitrator (the "Arbitrator") who shall be a certified public accountant and a partner in the Dallas, Texas, office of Price Waterhouse Coopers.

          (d) The Arbitrator shall have access to all documents and facilities necessary to perform its function as Arbitrator. The Arbitrator's determination with respect to any dispute shall be final and binding upon the parties hereto. Seller and Buyer shall each pay one-half of the fees and expenses of the Arbitrator for such services.

     1.3. Adjustment of Purchase Price.
          ----------------------------

          (a) Within thirty (30) days after delivery of the Closing Date Schedule to Seller pursuant to Section 1.2 hereof, or, if disputed, within ten
(10) days after the final resolution of such dispute pursuant to Section 1.2(c), the Purchase Price shall be adjusted as follows. For the purposes of this adjustment, Pro Forma Working Capital shall mean the working capital of the Company calculated in the same manner as the working capital on the Financial Statement described in Section 2.1(g) hereof, except as noted in Section 2.1(g) of the Disclosure Schedule, but shall include all indebtedness of the Company without regard to whether such indebtedness is classified as working capital under United States and French generally accepted accounting principles ("GAAP"). To the extent there is a liability which Seller has assumed or agreed to indemnify Buyer for, the accrual for such item shall not be counted in the determination of the Pro Forma Working Capital on the Closing Date Schedule.

          (b) If Pro Forma Working Capital as set forth on the Closing Date Schedule exceeds $732,000, the Purchase Price will be increased by, and Buyer will pay to Seller, the amount of such excess.

          (c) If Pro Forma Working Capital as set forth on the Closing Date
Schedule is less than $732,000, the Purchase Price will be decreased by, and Seller will pay to Buyer, the amount of such deficiency.

          (d) All payments to be made pursuant to this Section shall (i) be made by wire transfer of immediately available funds to an account designated by the recipient at least two business days prior to the transfer, except that payments of less than $10,000 may be made by check subject to collection and (ii) be accompanied by a payment of interest thereon at the "Prime Rate" from time to time in effect on such amount from the Closing Date until paid. As used in this Agreement, "Prime Rate" means the rate of interest equal to the "Prime Rate" reported from time to time in the "Money" column of The Wall Street Journal, and
                                                    -----------------------
shall change from time to time effective with any changes in the reporting of such rate.

          (e) Upon any adjustment to the Purchase Price, the Parties agree to execute any necessary documents required by the French competent tax authorities in order to allow, as the case may be, (i) Buyer to obtain the refund of any registration duty unduly paid as a result of any decrease in the Purchase Price or (ii) Buyer to pay any additional registration duty payable in the event of any increase in the Purchase Price. In the event of a decrease in the Purchase Price and should the French tax authorities refuse to refund Buyer for any reason whatsoever, Seller shall pay to Buyer half of the amount of the registration duty unduly paid.

                                  ARTICLE II
                        REPRESENTATIONS AND WARRANTIES

     Simultaneously with the execution and delivery of this Agreement, Varlen and Seller are delivering to Buyer and Roper the Disclosure Schedule referred to herein.

     2.1. Representations and Warranties of Seller and Varlen.
          ---------------------------------------------------

     Except as and to the extent set forth in the specific section of the Disclosure Schedule to which such representation and warranty relates, Seller and Varlen jointly and severally represent and warrant to Buyer and Roper, as of the Effective Date, as follows:

          (a)  Organization and Standing.
               -------------------------

               (i) Varlen is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller is a Societe Anonyme duly organized, validly existing and in good standing under the laws of France, registered with the Commercial and Companies Registry of VANNES under number 542 064 639, and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Seller and Varlen are qualified to transact business as a foreign corporation in each jurisdiction where they are required to qualify in order to conduct their business as presently conducted.

               (ii) The Company is a Societe en Nom Collectif duly organized, validly existing and in good standing under the laws of France, registered with the Commercial and Companies Registry of CAEN under number 399 556 778, and has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to carry on its business as it is now being conducted.

               (iii) Neither Varlen, Seller nor the Company are in a state of insolvency, bankruptcy or in suspension of payments and are and have ever been subject to a judicial reorganization or liquidation proceedings or any other conciliation or collective bankruptcy proceedings provided for under applicable laws, nor have they requested a payment extension period under applicable laws to the extent any of same would have a material adverse effect on the transactions contemplated by this Agreement.

          (b)  Consents, Authorizations and Binding Effect.  Each of Varlen and
               -------------------------------------------
Seller and the Company has full corporate power and authority to execute, deliver and perform its respective obligations under this Agreement without the necessity of obtaining any consent, approval, authorization, advice or waiver or giving any notice, except for such consents, approvals, authorizations, advice or waivers (individually a "Consent" and collectively "Consents") which have been obtained and are unconditional and in full force and effect and such notices (individually a "Notice" and collectively "Notices") which have been duly given, all of which are listed on Section 2.1(b) of the Disclosure Schedule, and except for Consents and Notices which are required under immaterial contracts the absence of which would not have a material adverse effect on the assets, business, financial condition or results of operations of the Company or Seller. The board of directors of Seller, Varlen and Herzog have duly authorized the execution or counter-signature, delivery and performance of this Agreement by Varlen, Seller, Herzog and the Company. After having been informed of the intended transfer of the Interest by the Seller to Buyer, Herzog, sole other equity holder of the Company, intervenes to this Interest Purchase Agreement and hereby approves said transfer and Buyer is a new equity holder of the Company. This Agreement has been duly executed and delivered by each of Varlen, Seller, Herzog and the Company and constitutes their respective legal, valid and binding obligations, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by Varlen, Seller and the Company, and the consummation of the transactions contemplated thereby will not:

               (i) conflict with, result in the breach of, or constitute a default under, or the acceleration of any contract, agreement, commitment, undertaking, restriction or instrument to which either Varlen, Seller or the Company is a party or by which either of them may be bound or affected;

               (ii) constitute a violation of any statute, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator applicable or relating to or binding upon either Varlen, Seller or the Company; or

               (iii) violate any provision of the Articles of Incorporation or Bylaws of either Varlen or Seller or the Company.

          (c) Interest.  Seller has good and valid title to the Interest, and
              --------
has the right, title, power and authority to sell and transfer to Buyer the Interest. The Interest is owned by

Seller, and is being transferred by Seller to Buyer, free and clear of all Liens (as defined in Section 2.1(i)), other than customary restrictions, if any, under applicable securities laws. There are no options, proxies, voting trusts or other agreements or understandings with respect to the issuance, transfer or voting of the Interest. All issuances, sales and repurchases of equity interests by the Company have been effected in compliance with the Bylaws of the Company and all applicable laws, including, without limitation, applicable securities laws.

          (d)  Capitalization of the Company.
               -----------------------------

               (i) The Company's capital amounts to FRF 1,000 and consists of equity interests, of which ninety-nine percent (99%) (99 interests out of 100 of a par value of FRF to each) are owned by Seller and one percent (1%) is owned by Herzog.

               (ii)  There are no authorized, outstanding or existing:

                     (A) proxies or other agreements or understandings with
               respect to the voting of any equity interest of the Company;

                     (B) depositary receipts of equity interests issued by the
               Company;

                     (C) securities convertible into or exchangeable for any
               equity interests of the Company (including notes, bonds or debentures);

                     (D) options, warrants or other rights to purchase or
               subscribe for any equity interests of the Company (other than this Agreement), or securities convertible into or exchangeable for any equity interests of the Company;

                     (E) agreements of any kind relating to the sale or issuance of any equity interests of the Company, any such convertible or exchangeable securities or any such options, warrants or rights; or

                     (F) agreements of any kind which may obligate the Company
               to sell, issue or purchase any of its equity interests.

Subsequent to December 31, 1998, the Company has not declared or paid, and has no obligation to declare or pay, any dividends that are payable after the Effective Date, and as of the Effective Date, the Company has no obligation to make, any distribution or payment to the equity holders of the Company or its affiliates.

          (e)  The Company.  The Company is engaged only in the Business and has
               -----------
no subsidiaries, except as set forth in Section 2.1(e) of the Disclosure Schedule. Copies of the Bylaws of the Company has heretofore been delivered to Buyer or Buyer's counsel and are correct and complete and reflect all amendments or changes in effect.

          (f)  Minute Book, Corporate Documents and Management.  The Bylaws,
               -----------------------------------------------
minute book of the equity holders' meetings and other corporate documents of the Company have been duly and timely updated and adapted in order to fully comply with any changes in applicable law, except to the extent the same would not have a material adverse effect on the Company. The minute book of the equity holders' meetings and other corporate records of the Company contain an accurate and up-to-date record of all meetings and other corporate action of its equity holders and other governing bodies or persons and give a true and accurate account of the activities of the Company, except to the extent the same would not have a material adverse effect on the Company. The Company's filings with the competent Commercial and Companies Registry or other competent bodies and authorities are complete and up-to-date in all respects and have been timely made as required by applicable laws, except to the extent the same would not have a material adverse effect on the Company.

          The sole legal representative of the Company is its gerant (manager), i.e., Mr. Andre-Yves Cottereau, who has not granted any delegation of his powers as gerant to any third party and which would still be effective on the Effective Date.

          (g)  Financial Statements and Financial Condition.  Attached as
               --------------------------------------------
Section 2.1(g) of the Disclosure Schedule are the following financial statements:

               (i) the unaudited balance sheets of the Company as of December 31, 1997 and 1998 and statements of income of the Company for the fiscal years ended December 31, 1997 and 1998 (collectively, the "Annual Financial Statements"), and

               (ii) the unaudited balance sheet of the Company as of April 30, 1999, and statement of income of the Company for the period then ended (the "Interim Financial Statements" and together with the Annual Financial Statements, sometimes collectively referred to herein as the "Financial Statements").

The Financial Statements have been prepared in accordance with United States GAAP consistently applied (except such deviations described in Section 2.1(g) of the Disclosure Schedule) and the amounts set forth therein were used by Seller in connection with the preparation of its financial statements. The Financial Statements are consistent with the books and records of the Company. The Financial Statements present fairly the financial condition and results of operations of the Company at the dates and for the periods specified, except as otherwise noted therein and subject, in the case of Interim Financial Statements, to recurring year-end adjustments that are not expected to be material in amount.

As of the date hereof, the Company has no obligations or liabilities other than:

                    (A) those set forth or reserved against in the Financial
               Statements;

                    (B) those incurred since April 30, 1999 in the ordinary
               course of business in arms-length transactions and consistent in nature and scope with past practice, which liabilities will not have, in the aggregate, a material adverse effect upon the business, operations or financial condition of the Company as it exists on the Closing Date;

                      (C) those under the executory portion of contracts and
               agreements to which the Company is a party or by which it is bound that are listed in the Disclosure Schedule or are not required by the terms of this Agreement to be listed in the Disclosure Schedule; and

                      (D) those incurred in the ordinary course of business and
               consistent in nature and scope with past practice, which liabilities are not required by GAAP to be shown on a balance sheet (other than in notes thereto) and which liabilities, individually and in the aggregate, are not material.

The Company has maintained its books of account and other records in accordance with applicable laws, rules and regulations, and such books and records are and, during the periods covered by the Financial Statements and from April 30, 1999, through the Effective Date were, correct and complete in all material respects, and provide or provided a fair and accurate basis for the preparation of the Financial Statements and the Closing Date Schedule and reflect all material transactions to which the Company has been a party. The Company has, each year, regularly and timely filed its annual accounts and other accounting documents with the competent Commercial Court, except to the extent it would not have a material adverse effect on the Company. The Company does not have any statutory auditor.

          (h)  Absence of Certain Changes. Etc.  Since December 31, 1998, there
               -------------------------------
has been no material adverse change in the business, operations, financial condition or assets, of the Company. Without limiting the generality of the foregoing, since December 31, 1998, except as set forth on the Disclosure Schedule, the Company has not:

               (i) issued, sold or delivered any of its equity interests or notes, bonds or other debt instruments of the Company, or granted any rights calling for the issuance, sale or delivery of any thereof (including without limitation options, warrants, convertible securities, stock appreciation rights or similar rights);

               (ii) made any payments or distribution of assets (other than in cash or as otherwise described in this Agreement) in the form of management fees or otherwise to Seller or any Affiliate of Seller or of the Company. (As used herein, the term "Affiliate" means a person or entity which controls, is controlled by or is under common control with the person with respect to which the determination is being made. "Control" means the power to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise.)

               (iii) purchased or redeemed any of the equity interests of the Company;

               (iv) subdivided, combined, reclassified or recapitalized any of the equity interests of the Company;

               (v) amended the Bylaws of the Company or changed the Company's name or permitted the use thereof by any other person;

               (vi) agreed to merge or consolidate the Company with any other entity or to acquire any corporation, association, partnership, joint venture or other entity;

               (vii) changed the methods of accounting or accounting principles or practices of the Company from those set forth in or reflected by the Financial Statements or increased or experienced any adverse change in any assumption underlying any method of calculating contingencies or other reserves from that reflected in the Financial Statements;

               (viii) cancelled or waived a claim of substantial value or sold, transferred or otherwise disposed of (or agreed to sell, transfer or otherwise dispose of) any assets of the Company, except for sales of inventory in the ordinary course of business consistent with past practices or as otherwise set forth on the Disclosure Schedule;

               (ix) failed to maintain in full force and effect with respect to the assets, employees and business of the Company all insurance coverage of the types and in the amounts as were in effect on and as of December 31, 1998;

               (x) made any legally binding commitment for additions to property, plant or equipment having an individual cost in excess of $25,000 or an aggregate cost in excess of $75,000 for all such items taken together;

               (xi) disposed of or permitted to lapse any right listed or described on the Disclosure Schedule pursuant to Section 2.1(q);

               (xii) made or agreed to make any increase in the compensation payable to any of the gerant (manager) or employees of the Company, other than in accordance with continuing obligations disclosed in the Disclosure Schedule;

               (xiii) entered into or amended any collective agreements and supplementary benefit plans;

               (xiv) suffered any significant casualty, damage, destruction or loss, or interruption in use, of any significant asset or property (whether or not covered by insurance), on account of fire, flood, riot, strike or other hazard or act of God;

               (xv) hired or terminated any employee who has an annual salary in excess of US $30,000;

               (xvi) imposed or permitted any Liens upon any of its assets, tangible or intangible;

               (xvii) without limitation by the enumeration of any of the foregoing, entered into any agreement or transaction other than in the usual and ordinary course of business in accordance with past practices, except for actions taken in connection with the transactions contemplated by this Agreement; or

               (xviii) agreed, whether in writing or not, to do any of the foregoing.

          (i)  Title and Condition of Assets.  The Company has good and
               -----------------------------
marketable title to all of its assets (other than leased assets), free and clear of all Liens. The Company's tangible assets, taken as a whole, are in good operating condition, ordinary wear and tear excepted and constitute all of the assets necessary to conduct the Business of the Company as the same is presently conducted. As used herein, "Liens" shall mean any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's and similar liens, (b) liens for Taxes (as defined in Section 2.1(m)) not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

          (j)  Litigation; Compliance With Laws.
               --------------------------------

               (i) Except as set forth in the Disclosure Schedule, there are no suits, actions, claims, arbitrations, administrative or legal or other proceedings, whether in equity or at law, or governmental or administrative investigations pending (i.e., where Seller or the Company has received service of process or other formal action to commence such a proceeding) or, to the best of Seller's knowledge, threatened (A) against or related to (x) Seller with respect to the transactions contemplated by this Agreement, (y) the Company or
(z) any material asset or property owned, leased or used by the Company, or (B) which question or challenge the validity of this Agreement or any action taken or to be taken pursuant to this Agreement. Except as set forth on the Disclosure Schedule and except for routine claims for benefits, no actions, suits or claims are pending or, to the best of Seller's knowledge, threatened with respect to any collective agreement applied by the Company and no material product liability claim is pending or, to the best of Seller's knowledge, threatened against the Company with respect to the products of the Company. The Disclosure Schedule lists all product liability claims with respect to the products or services of the Company arising out of occurrences from January 1, 1995 through the date of this Agreement.

               (ii) The Company is in compliance with French federal, national or local governmental or judicial laws, ordinances, permits, requirements, decrees, rules, regulations, arbitration awards and orders applicable to the Company or the business, operations or properties of the Company, except where noncompliance would not have a material adverse effect on the Company. There is no order, writ, injunction, judgment or decree of any court or federal, national or local department, official, commission, authority, board/bureau, agency, or other instrumentality issued or pending against the Company. The Company has duly filed all reports and returns required to be filed by it with governmental authorities and obtained all governmental permits and licenses and other governmental consents which are required in connection with the businesses and operations of, and the products sold by the Company; all of such permits, licenses and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them are pending or threatened as a result of the transfer of the Interest, except where any of the above would not have a material adverse effect on the Company.

          (k) Company Contracts. Except as set forth on the Disclosure Schedule,
              -----------------
all Company Contracts (as defined herein) are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms, subject to the qualifications that enforcement of the rights and remedies created thereby is subject to (A) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (B) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), and the Company is not in default under any of them, nor does any condition exist that with notice or lapse of time or both would constitute such a default. To the knowledge of the Seller, no other party to any such Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute such a default. Subject to obtaining any consents required under the terms of the Company Contracts, all of the Company's rights under such Company Contracts will remain in full effect upon consummation of the transactions contemplated by this Agreement. For purposes of this Agreement, the term "Company Contracts" means and includes, and the Disclosure Schedule lists, all contracts, mortgages, debt instruments, security agreements, licenses, commitments, guaranties, leases, charters, franchises, powers of attorney and agency contracts and other agreements to which the Company is a party or by which it is bound (excluding purchase and sale orders, inventory acquisition agreements, in each case made in the ordinary course of business in arms-length transactions and consistent in nature and scope with prior practices of the Company) as of the date of this Agreement and that:

               (i) involve or would involve the payment by the Company of in excess of $25,000 during any fiscal year, unless cancelable by the Company with notice of less than six (6) months and premium or penalty of less than $10,000;

               (ii) relate to the payment of royalties with respect to any products sold by the Company;

               (iii) guarantee, indemnify or otherwise cause the Company to be liable for the obligations or liabilities of another;

               (iv) involve the borrowing or lending of money, or the granting of any Lien;

               (v) involve an agreement with any bank, finance company or similar organization for the sale of any products of the Company on credit;

               (vi) involve the sale by or to the Company of products on consignment;

               (vii)  are or contain a power of attorney;

               (viii) contain any renegotiation or redetermination provision;

               (ix) require or are otherwise contingent upon the payment of commissions or compensation to any person not a party to such Company Contract;

               (x)    concern the formation of a partnership or joint venture;

               (xi) impose material noncompetition or confidentiality obligations on the Company with respect to a third party;

               (xii)  involve any significant license agreement or arrangement;
or

               (xiii) require the Company to supply any other party with such party's requirements for products or services.

The Disclosure Schedule specifically describes the arrangements (formal and informal, written or oral) between the Company and any Related Party (as defined below) (including Seller) and the services or functions (administrative or otherwise) provided to the Company by any Related Party. No Related Party owns any assets which are used in the Company's business, and no Related Party which is under the control of the Seller is engaged in any business which competes with the Business. As used herein, the term "Related Party" means (A) Seller or any Affiliate (as defined below) of Seller or the Company, or (B) any corporation, partnership, association, limited liability company or other entity (other than the Company), in which any of the foregoing persons has any relation by blood or marriage, has any material interest, direct or indirect. As used herein, "Affiliate" shall mean any person, firm, corporation, partnership, association or entity that directly or indirectly or through one or more intermediaries controls, is controlled by or is under common control with another person, firm, corporation, partnership, association or entity.

          (l)  Personnel.
               ---------

     The Company has satisfied, and continues to satisfy, all its obligations pursuant to French labor law. All of the employees of the Company are subject to the appropriate collective bargaining and other collective agreements applicable to them under French labor law as regards the main activities carried out by the Company presently and in the past.

     There are no individual compensation arrangements which may be due for whatsoever reason or cause (including termination of employment agreement) deviating in any material respect from the standard employment agreement applicable to employees of the Company.

     None of the employees and manager of the Company is entitled to any benefits that are unusual in the light of prevailing industry standards in the place of employment of such employee and/or manager. None of the employees of the Company has made it known that he/she intends to terminate his/her employment agreement and Varlen, Seller and/or the Company have not encouraged any employee of the Company to terminate his/her employment with the Company.

     There is no Workers' Committee, or other employees representative bodies or persons in the Company and the Company is not required by law or otherwise to organize for the election of such a Workers' Committee or other employees representative body or person.

     There have been no requests for union representation, strikes, lock-outs, sit-ins or other action at any of the premises of the Company during the twelve months prior to the date hereof and no such industrial action is threatened or pending.

     There is no pending or threatened litigation with a current or former employee of the Company, in particular, without limitation, with respect to unfair labor practice charge or employee grievance charge.

          (m)  Tax Matters.
               -----------

               (i) As used in this Agreement, the following terms shall have the following meanings: (A) the term "Taxes" means all federal, national, state, local, foreign and other net income, gross income, gross receipts, direct or indirect sales, use, ad valorem, transfer, franchise, profits, license, lease, service, withholding, excise, severance, stamp, occupation, property, customs, duties or other taxes, as well as any social contributions, including without limitation, social security contributions, contributions to be paid to unemployment insurance agencies, contributions to any complementary or supplementary retirement plans, contributions to any medical, life and disability plans supplementary to the social security plans, and in general any taxes, withholding or contributions assessed in whole or in part on wages, salaries, and compulsory levies of all kinds, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, and (B) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes. All citations to the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto. Any reference in this Section to the Company includes a reference to a person or entity acting on behalf of or with respect to the Company (including, without limitation, Seller). The Company has duly and timely filed all Returns required to have been filed by it prior to the Effective Date. All Taxes required to have been paid prior to the Effective Date, or accruing with respect to the period ending on the Effective Date, have been fully paid by the Company or, as the case may be, by Seller and Herzog, on or prior to the due date thereof, or will be fully accrued on the Closing Date Schedule. Except for this Agreement, there are no tax sharing agreements to which the Company is a party or by which the Company is affected.

               (ii) The Company shall not incur any tax burden as a result of the cessation, due to the sale of all or part of the Interest, of any tax consolidation regime applicable to it.

          (n)  Environmental.
               -------------

               (i) The Company has complied with all Environmental Laws (as defined herein), the failure to comply with which could result in Damages (as defined herein) in excess of $25,000, and no action, suit, proceeding, hearing, charge, complaint, claim, demand, or notice, and no investigation has been filed or commenced against the Company alleging such failure.

               (ii) Except (i) to the extent accrued in the Closing Balance Sheet and (ii) liabilities for storage, handling, transportation, use and disposal of Hazardous Substances (as defined herein) which are incurred by the Company in the ordinary course of business, the Company has no liability for Hazardous Substances (and has not handled, used, stored, recycled or disposed of any Hazardous Substance (as defined herein)), arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility, in any manner that could reasonably be expected to form the basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any liability for Hazardous

Substances which in each case could result in Damages in excess of $25,000 for any reason under any Environmental Laws.

               (iii) Except (i) to the extent accrued in the Closing Balance Sheet and (ii) liabilities for storage, handling, transportation, use and disposal of Hazardous Substances which are incurred by the Company in the ordinary course of business, all properties and equipment used in the Business are free of any amounts of Hazardous Substances, the use and disposal of which could result in Damages (as defined herein) in excess of $25,000.

               (iv) There are no in service or out of service underground storage tanks located in or on real property owned by the Company or, to the extent the Company is responsible for such tanks or any environmental damage resulting therefrom, real property leased by the Company.

               (v) The Company has not received notice and has no knowledge of any reasonably likely claim under any Environmental Laws regarding the Business, or any real property owned or leased by the Company.

               (vi) As used herein, the term Environmental Laws shall mean all federal, national, state, European Union and local laws, statutes, ordinances, rules, regulations, decrees, orders and settlements regarding the protection of human health, safety and the environment and pollution, in effect as of the date of this Agreement and applicable to the Facilities and the operations conducted thereon, as amended, and any regulations promulgated thereunder, as they existed on the date hereof.

     "Hazardous Substances" shall mean materials, substances or wastes defined by or regulated by applicable Environmental Laws.

          (o)  Receivables.  To the knowledge of Seller, all of the accounts
               -----------
receivable of the Company arose in the ordinary course of business, and are good and collectable in the ordinary course of business, net of reserves therefor in the Financial Statements.

          (p)  Inventories. The inventory of the Company consists of raw
               -----------
materials and supplies, manufactured and purchased parts, goods in process and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured. The inventories of the Company have been valued in the Financial Statements at the lower of cost or market and in a consistent manner with respect to all periods covered thereby. Section 2.1(p) of the Disclosure Schedule sets forth the Company's practices and procedures with respect to the valuation of inventories which are consistent with those used in the preparation of the Financial Statements (and will be used in the preparation of the Closing Balance Sheet). The Company is not under any liability or obligation with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers. Except as described on Section 2.1(p) of the Disclosure Schedule, no inventory of the Company is on consignment.

          (q)  Intangible Assets.  The Disclosure Schedule lists all material
               -----------------
patents, trademarks and service marks, patent, trademark and service mark registrations and applications, trade names, copyrights, copyright registrations and applications, and licenses with respect thereto owned by the Company or used by the Company in its business operations (collectively,

"Intellectual Property"). Intellectual Property which is owned by a third party and used by the Company has been duly licensed to the Company and the Company has sufficient rights to use such Intellectual Property to conduct its business as presently conducted. There is no material item of Intellectual Property not owned by or licensed to the Company which is necessary for the conduct of the Company's business as presently conducted. There are no claims, demands or proceedings instituted, pending or, to the best of Seller's knowledge, threatened pertaining to or challenging the right of the Company to use any of the Intellectual Property or alleging that any of the Intellectual Property infringes or otherwise violates the patent, trade name, trademark, copyright or other rights of any other person. Except as set forth in the Disclosure Schedule, the Company has not granted any licenses or other rights under, or authorized or permitted anyone else to use, any of the Intellectual Property.

          (r)  Customers.  To the best of Seller's knowledge, since May 31,
               ---------
1999, there has not been any termination, cancellation or material limitation, modification or change in the business relationship of the Company with any significant customer of the Company.

          (s)  Real Estate.
               -----------

               (i)  The Company does not own any real estate.

               (ii) The Disclosure Schedule lists and describes briefly all real property leased to the Company. With respect to each lease listed in the Disclosure Schedule:

                    (A) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect in accordance with its terms and shall not be affected by the transfer of Interest and this Agreement;

                    (B) the Company is not, and to the knowledge of the Company, no party to the lease or sublease is, in breach or default, and no event has occurred and is continuing which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (C) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                    (D) the Company has not assigned, transferred, conveyed,
               mortgaged, deeded in trust, or encumbered any interest in the leasehold; and

                    (E) all facilities leased thereunder have received all
               approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

          (t)  No Other Representations and Warranties by Varlen and Seller;
               -------------------------------------------------------------
Specific Disclosure.
-------------------

               (i) Varlen and Seller shall not be deemed to have made to Roper and Buyer any representation or warranty other than as expressly made by Varlen and Seller in this Section 2.1.

               (ii) Without limiting the generality of the foregoing, but subject to the express representations and warranties made by Varlen and Seller in Section 2.1, Seller and Varlen are not making any representation and warranty with respect to:

                     (A) any projections, estimates or budgets of future
               revenues, expenses or expenditures, results of operations (or any component thereof) or financial condition (or any component thereof) of the Company, or

                     (B) any other information or documents made available to
               Buyer and Roper or any of their representatives or investors with respect to the Company.

               (iii) For purposes of this Agreement, references to the "knowledge of Seller", "Seller's knowledge" or "Seller's awareness" or words of similar import shall mean and include the actual knowledge of Seller after due inquiry of the individuals listed on Section 2.1(t) of the Disclosure Schedule, including without limitation Andre-Yves Cottereau, with respect to the indicated matters.

               (iv) A disclosure in one section of the Disclosure Schedule shall not be effective with respect to another representation and warranty unless such section is specifically cross-referenced.

     2.2. Representations and Warranties of Buyer and Roper.
          --------------------------------------------------

     Roper and Buyer hereby represent and warrant, jointly and severally, to Seller and Varlen, as of the Effective Date, as follows:

          (a)  Organization and Good Standing of Buyer.  Buyer is a Societe
               ---------------------------------------
Anonyme duly organized, validly existing, and in good standing under the laws of France and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Buyer is qualified to do business as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted.

          (b)  Organization and Good Standing of Roper.  Roper is a corporation
               ---------------------------------------
duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Roper is qualified to do business as a foreign corporation in each jurisdiction where it is required to qualify in order to conduct its business as presently conducted.

          (c)  Consents, Authorizations and Binding Effect.  Each of Roper and
               -------------------------------------------
Buyer has full corporate power and authority to execute, deliver and perform its obligations under this Agreement without the necessity of obtaining any Consent or giving any Notice, except for such Consents which have been obtained and are unconditional and in full force and effect and such Notices which have been duly given. The board of directors of Roper has duly authorized the execution, delivery and performance of this Agreement by Roper. This Agreement has been duly executed and delivered by each of Roper and Buyer and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors. The execution, delivery and performance of this Agreement by Roper and Buyer will not:

               (i) conflict with, result in the breach of or constitute a default under or the acceleration of any contract, agreement commitment, undertaking, restriction or instrument to which Roper and Buyer are a party or by which Roper and Buyer may be bound or affected, or

               (ii) constitute a violation of any statute, judgment, order, decree, regulation or rule of any court, governmental authority or arbitrator applicable or relating to or binding upon Roper and Buyer, or

               (iii) violate any provision of the Articles of Incorporation or Bylaws of Buyer and Roper.

          (d)  Acquisition of Interest for Investment.  Buyer acknowledges that
               --------------------------------------
in acquiring the Interest under this Agreement, Buyer has relied solely on the representations and warranties set forth in Section 2.1, including the information in the Disclosure Schedule related thereto and the documents and information referred to therein, and the other covenants and statements of Seller set forth in this Agreement, and not upon any other representations, warranties, covenants or statements of any kind. Buyer has sufficient knowledge, experience and sophistication to enable it properly and fully to evaluate and understand the merits and risks associated with its acquisition of the Interest. Buyer is acquiring the Interest for its own account for investment and with no present intention of distributing or reselling such Interest or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act. Buyer understands that the Interest has not been registered under the Securities Act or any state securities laws and may not be sold or transferred except in compliance therewith or pursuant to an exemption thereunder and are being transferred to Buyer, in part, in reliance on the foregoing representation and warranty.

                                  ARTICLE III
                CLOSING; CONDITIONS OF CLOSING AND TERMINATION

     3.1. Closing.
          --------

     The Closing and the sale, purchase and transfer of the Shares will take place at the offices of Powell, Goldstein, Frazer & Murphy LLP, 16/th/ Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, on June 21, 1999 (the "Closing Date"), effective as of the close of business on June 18, 1999 (the "Effective Date").

     3.2. Conditions to Obligations of Buyer and Roper.
          ---------------------------------------------

     The obligations of Buyer and Roper to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Buyer and Roper.

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties of Varlen and Seller set forth in this Agreement shall be true and correct in all material respects. Seller and Varlen shall have performed in all material respects the covenants and obligations necessary to be performed by it under this Agreement prior to the Closing Date.

          (b)  Authorization of Agreement.  All action necessary to authorize
               --------------------------
the execution, delivery and performance of this Agreement by Seller and Varlen shall have been duly and validly taken, and Seller and Varlen shall have full right, power and authority to consummate the transactions contemplated hereby on the terms provided herein.

          (c)  Security Interests, Encumbrances, Liens, etc.  Roper and Buyer
               ---------------------------------------------
shall receive written advice to the effect that a search of the public records has disclosed that no Liens, other than those reflected in Section 2.1(i) of the Disclosure Schedule, have been filed or recorded with respect to the Company's assets, Interest and the remaining equity interest, and all Liens requested by Roper and Buyer to have been released or satisfied shall have been released or satisfied.

          (d)  Suits or Proceedings.  No suit, proceeding or investigation shall
               --------------------
have been commenced or threatened by any governmental authority to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

          (e)  Corporate Matters.  If requested, Buyer and Roper shall have
               -----------------
received (i) the resignation letter of the gerant (manager) of the Company, and of any other legal representative, if any, such resignation to be effective as of immediately following the Closing and (ii) the minute book of the meetings of the equity holders of the Company.

          (f)  Other Agreements.  The sellers under the German Sales Agreement
               ----------------
and under the U.S. Sales Agreement are closing the transactions contemplated under such agreements simultaneously with the Closing.

          (g)  Interest.  Buyer and Roper shall have received from Seller all
               --------
the duly executed originals of the "Acte de Cession de Parts" relative to the transfer of the Interest to Buyer (as provided in Section 6.4 below), together with an undertaking from Varlen and Seller to execute, promptly after the date hereof, such additional documents as shall be necessary to more fully effect the transfer to Buyer of the Interest under French law in accordance with the terms of this Agreement.

          (h)  Opinion.  Buyer shall have received a legal opinion from Seller's
               -------
General Counsel containing customary opinions with respect to the Company and the transactions contemplated hereby.

     3.3.  Conditions to Obligations of Seller and Varlen.
           -----------------------------------------------

     The obligations of Seller and Varlen to consummate the sale and purchase under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived by Seller and Varlen:

          (a)  Representations and Warranties; Performance of Obligations.  The
               ----------------------------------------------------------
representations and warranties of Roper and Buyer set forth in this Agreement shall be true and correct in all material respects. Roper and Buyer shall have performed in all material respects the covenants and obligations necessary to be performed by them under this Agreement prior to the Closing Date.

          (b)  Authorization of Agreement.  All action necessary to authorize
               --------------------------
the execution, delivery and performance of this Agreement by Roper and Buyer shall have been duly and validly taken and Roper and Buyer shall have full right, power and authority to consummate the transactions contemplated hereby on the terms provided herein.

          (c)  Suits or Proceedings.  No suit, proceeding or investigation shall
               --------------------
have been commenced or threatened by any governmental authority to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions herein contemplated.

          (d)  Other Agreements.  The buyers under the German Sales Agreement
               ----------------
and under the U.S. Sales Agreement are closing the transactions contemplated under such agreements simultaneously with the Closing.

          (e)  Purchase Price.  Seller shall have received the Purchase Price.
               --------------

          (f)  Opinion.  Varlen and Seller shall have received a legal opinion
               -------
from Roper's counsel with respect to Roper and the transactions contemplated by this Agreement.

                                  ARTICLE IV
                                INDEMNIFICATION

     4.1. Indemnification of Buyer and Roper.
          -----------------------------------

     Subject to the terms and conditions of this Article IV, Seller and Varlen shall defend, at their own expense, and shall jointly and severally indemnify Roper, Buyer and/or Company at Roper or Buyer's option, against, and hold Roper, Buyer and Company harmless from, any and all loss, damage or liability, and all expenses, including without limitation reasonable legal fees and costs of investigation, remediation or other response action and other costs (collectively "Damages"), asserted against or incurred by Roper, Buyer and/or the Company arising out of:

          (a) a breach of the representations and warranties made by Seller or Varlen in this Agreement or in any certificate or other instrument furnished or to be furnished to Buyer hereunder;

          (b) the non-fulfillment of any agreement or covenant made by Seller or Varlen in or pursuant to this Agreement or in any certificate or other instrument furnished or to be furnished to Buyer hereunder;

          (c) any liability or obligation of the Company arising out of or in connection with the conduct of the Business prior to the Effective Date, except to the extent such liability or obligation (i) is described in Paragraphs (A),
(B), (C) or (D) of Section 2.1(g) (without regard to any materiality qualifier contained therein); or (ii) results in an indemnifiable claim for a breach of representation and warranty for which Roper, Buyer or the Company otherwise recovers under Section 4.1(a) above.

     4.2. Indemnification of Seller and Varlen.
          -------------------------------------

     Subject to the terms and conditions of this Article IV, Roper and Buyer shall defend, at their own expense, and shall indemnify Varlen and/or Seller against, and hold Varlen and/or Seller harmless from, any and all Damages asserted against or incurred by Varlen and/or Seller arising out of:

          (a) any breach of the representations and warranties made by Buyer and Roper in this Agreement or in any certificate or other instrument furnished or to be furnished to Varlen and Seller hereunder,

          (b) the non-fulfillment of any agreement or covenant made by Roper and Buyer in or pursuant to this Agreement, or

          (c)  the operations of the Company following the Effective Date.

     4.3. Survival.
          ---------

     All representations and warranties contained herein or made pursuant hereto, whether by Varlen, Seller or Buyer, and the indemnification provided under Sections 4.1(a) and 4.1(c) shall survive the closing hereunder until the second anniversary of the Closing Date, except that:

          (a) the representations and warranties of Varlen and Seller contained in or made pursuant to Sections 2.1(a) (other than the last sentence thereof), 2.1(b), 2.1(c) and 2.1(d), and of Roper and Buyer contained in Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) shall survive the Closing hereunder without any limitation as to time; and

          (b) the representations and warranties of Varlen or Seller contained in or made pursuant to Section 2.1(m) hereof, or otherwise with respect to Tax matters, shall survive the Closing until six months after the date of expiration of any applicable statute of limitations and on which the right to file any claim in respect of such matters by the appropriate governmental or administrative authority or any other Person has expired.

The expiration of any representation and warranty or any indemnification obligation hereunder shall not affect any claim made by the giving of written notice by a Party to the other in the manner provided by this Agreement, prior to the date of such expiration. All covenants, indemnities and agreements shall survive the Closing forever, subject to applicable time periods and limitations specified in this Agreement.

     4.4. Claims.
          -------

          (a) Promptly after receipt by an indemnified party of written notice of the commencement of any investigation, claim, proceeding or other action in respect of which indemnity may be sought from the indemnitor (an "Action"), such indemnified party shall notify the indemnitor in writing of the commencement of such Action; but the omission to so notify the indemnitor shall not relieve it from any liability that it may otherwise have to such indemnified party, except to the extent that the indemnitor is materially prejudiced or forfeits substantive rights or defenses as a result of such failure. In connection with any Action in which the indemnitor and any indemnified party are parties, the indemnitor shall be entitled to participate therein, and may assume the defense thereof. So long as the indemnifying party is diligently defending in good faith any such Action, the indemnifying party may control the defense thereof; in such event, the indemnified party may participate in the defense of the Action at its own expense. Neither the indemnifying party nor the indemnified party will settle or compromise the Action without the consent of the other, which consent will not be unreasonably withheld.

          (b) In the event a Party should have a claim for indemnification that does not involve a claim or demand being asserted by a third party, the Party seeking indemnification shall promptly send notice of such claim to the Party from whom indemnification is sought. If the latter does not dispute such claim, the latter shall pay such claim in full within 10 business days. If the latter disputes such claim, such dispute shall be resolved by agreement of the Parties or in any other manner available under law.

          (c) The indemnified party shall make available to the indemnifying party or its representatives all records and other materials reasonably required by them for use in connection with any such claim and shall cooperate with the indemnifying party in the defense of all third party claims.

     4.5. Limitations.
          ------------

     Any claims for breach of any representation or warranty made hereunder shall be subject to the following limitations and adjustments:

          (a) indemnification under Section 4.1(a) and 4.1(c) shall only be required to be provided by Varlen or Seller when the aggregate amount of all claims for which indemnification is sought from Roper or Seller under Sections 4.1(a) and 4.1(c) of this Agreement, the German Sales Agreement and the U.S. Sales Agreement exceeds $250,000, in which case Varlen or Seller shall be liable for all such amounts in excess thereof; provided, however, that this requirement shall not apply to any medical or casualty claims which arise prior to Closing that are reported after the Closing.

          (b) no individual claim for indemnity under Section 4.1(c) may be brought unless the aggregate Damages in respect of such claim exceeds $20,000, but in such event Damages shall be recoverable without regard to such $20,000 threshold, subject to any other limitations imposed under this Section 4.5;

          (c) no claim for indemnity under Sections 4.1 or 4.2 shall be effective unless noticed, pursuant to Section 4.4, within the survival period specified under Section 4.3;

          (d) in no event shall Seller's indemnification obligation with respect to a breach of representations and warranties under Section 4.1(a) (but excluding Sections 2.1(a), except the last sentence thereof, 2.1(b), 2.1(c) and 2.1(d)) of this Agreement, the German Sales Agreement and the U.S. Sales Agreement exceed the amount of $4,200,000. The indemnification obligations of either Seller and Varlen or Buyer respectively, for representations and warranties set forth in Sections 2.1(a), except the last sentence thereof, 2.1(b), 2.1(c) and 2.1(d) and Sections 2.2(a), 2.2(b), 2.2(c) and 2.2(d) of this
Agreement, the German Sales Agreement and the U.S. Sales Agreement shall not exceed the aggregate purchase price under this Agreement, the German Sales Agreement and the U.S. Sales Agreement;

          (e) in no event shall either Seller's, Varlen's or Buyer's respective indemnification obligations under Section 4.1(c) or 4.2(c) exceed the amount of $5,000,000.

          (f) under no circumstances shall any Party be liable to another Party for punitive, consequential or non-compensatory damages;

          (g) any indemnifiable claim shall be reduced by the amounts actually recovered by the indemnified party from insurance carriers and any amount recovered by the indemnified party subsequent to the payment by the indemnitor with respect to the same claim shall be remitted to the indemnitor, provided that such remittance shall not exceed the amount of such indemnification payment by the indemnitor;

          (h) notwithstanding the foregoing, the provisions of this Section 4.5 shall not apply to any indemnification obligations arising out of the indemnities contained in Sections 4.1(b) or 4.2(b) of this Agreement, but all such indemnification obligations of either party shall be limited to and shall not exceed the aggregate purchase price under this Agreement, the German Sales Agreement and the U.S. Sales Agreement; and

          (i) the Parties agree that the sole liability and the sole remedy of Varlen, Seller, Buyer and the Company for any claim with respect to the transactions contemplated under this Agreement (including without limitation under Environmental Laws) shall be limited to indemnification under Article IV of this Agreement, and in connection therewith each Party waives any and all statutory and common law rights and remedies (including without limitation rights of indemnification and contribution) which any such Party may have against another Party (except equitable remedies such as injunction and specific performance).

          (j) for purposes of this Section 4.5, any amounts paid as Damages under this Agreement, U.S. Sales Agreement or the German Sales Agreement in foreign currency shall be valued at the US exchange rate on the Effective Date.

                                   ARTICLE V
                         CERTAIN POST CLOSING MATTERS

     5.1. Certain Tax Matters.
          -------------------

     Following the Closing, Buyer and the Company agree that the Company will not:

          (a) pay any dividends (including without limitation deemed dividends under Sections 304 and 956 of the U.S. Internal Revenue Code) or make any distributions to its equity holder during calendar year 1999;

          (b) enter into any transaction during 1999 outside the ordinary course of business that could generate "Subpart F income" for the Company or Seller within the meaning of the U.S. Internal Revenue Code; or

          (c) elect to treat the transactions contemplated under this Agreement as an asset acquisition under Section 338 of the U.S. Internal Revenue Code.

     5.2. Tax Sharing Arrangements.
          -------------------------

     All tax sharing arrangements and any other contracts with respect to Taxes between Seller (and its affiliates) and the Company, if any, are terminated as of the Effective Date.

     5.3. Access to Records After Closing.
          --------------------------------

          (a) Following the Closing, Buyer shall give to Seller, without charge, reasonable access to (and the right to make copies at the expense of Seller of) the books, files, records and tax returns of the Company to the extent that such relate to the business and operations of the Company on or prior to December 31, 1999, and are in the Company's possession on the Closing Date or subsequently come into Buyer's possession, but any access pursuant to this Section 5.3 shall be conducted by Seller in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of Buyer following the Closing. Buyer shall also use reasonable diligence to provide all information requested by Seller with respect to the period ending December 31, 1999, for tax purposes. For a period of five years after the Closing, Buyer shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Buyer shall give, or shall cause the Company to give, 30 days' advance notice to Seller of their intended destruction or disposition, and during such 30-day period Seller shall have the right to take possession of the same or to make copies of the same, all at Seller's expense.

          (b) Following the Closing, Seller shall give to Buyer, without charge, reasonable access to (and the right to make copies at the expense of Buyer of) the books, files, records and tax returns of Seller to the extent that such relate to the business and operations of the Company on or prior to the Closing Date and are in Seller's possession on the Closing Date or subsequently come into Seller's possession, but any access pursuant to this Section 5.3 shall be conducted by Buyer in good faith, with a reasonable purpose and in such manner as not to interfere unreasonably with the operations of Seller following the Closing. For a period of five years after the Closing, Seller shall maintain such books, files, records and tax returns and thereafter, prior to destroying or disposing of any of them, Seller shall give, 30 days' advance notice to Buyer of their intended destruction or disposition, and during such 30-day period Buyer shall have the right to take possession of the same or to make copies of the same, all at Buyer's expense.

          (c) For a period of one hundred twenty (120) days following the Closing, Buyer shall cause to be prepared and delivered to Seller (to the extent not already prepared and delivered) in the normal time frame followed by Seller and the Company consistent with past practice and in all events within fifteen
(15) days after it shall have been requested by Seller, the financial reporting package for the Company (but only in respect of periods ending on or prior to the Closing Date) for (i) the quarterly Closing for Seller's fiscal quarter ending July 31, 1999, and (ii) Seller's fiscal year ending January 31, 2000. After such one hundred twenty (120) day period, Buyer shall cooperate and use reasonable diligence to provide Seller with all information requested by Seller to assist Seller in preparing a financial reporting package for the Company (but only in respect of periods ending on or prior to the Closing Date) for (i) the quarterly closing for Seller's fiscal quarter ending July 31, 1999, and (ii) Seller's fiscal year ending January 31, 2000.

     5.4. Covenant Not to Compete.
          ------------------------

     As an inducement for Buyer to enter into this Agreement, Seller agrees that:

          (a)  Non-Compete.  For a period of three (3) years after the Closing,
               -----------
Seller shall not do, and shall cause any Affiliate of Seller controlled by it not to do, any one or more of the following, directly or indirectly:

               (i) engage, manage, operate, finance, control or participate, as an owner, partner, shareholder, member, consultant, or (without limitation by the specific enumeration of the foregoing) otherwise, in any business whose products or activities compete, in whole or in part, with the products or activities which the Company manufactures or distributes (which products or activities include those currently sold and under active development) on the Effective Date (any such business is referred to herein as a "Competitive Business"). For purposes of this Section, "active development" shall mean efforts for which resources have been committed by the Company having a value in excess of $50,000.

               (ii) solicit or attempt to solicit, with respect to a Competitive Business, any customer of Buyer which has been a customer of the Company within the past three (3) years; or

               (iii) except as set forth in the Disclosure Schedule, induce or attempt to induce any person or entity that is an employee or agent of the Company on the Effective Date to terminate his, her or its relationship with, or employment by, the Company.

          (b)  Limitation.  Notwithstanding the foregoing, the provisions of
               ----------
Section 5.4(a) hereof shall not be deemed to prohibit or restrict in any manner
(i) the acquisition by Seller or any Affiliate of Seller of any company partially engaged in a Competitive Business, provided that if such Competitive Business accounts for more than the lesser of $10,000,000 or five percent (5%) of the net revenues of the acquired company, Seller or such Affiliate shall use commercially reasonable efforts promptly after the consummation of the acquisition to divest itself of the Competitive Business within eighteen (18) months after such consummation, or (ii) acquisition or ownership by Seller or any Affiliate of Seller of up to five percent (5%) of the debt or equity interest in any company partially engaged in a Competitive Business whose securities are traded on a national securities exchange or NASDAQ, so long as such Competitive Business does not account for more than the lesser of $10,000,000 or five percent (5%) of the net revenues of such company and neither Seller nor an Affiliate of Seller is an Affiliate of such company.

          (c)  Modifications.  Seller recognizes that the time and scope
               -------------
limitations set forth in this Section 5.4 are reasonable and are required for the protection of Buyer and in the event that any such territorial, time or scope limitation is deemed to be unreasonable by a court of competent jurisdiction, Buyer and Seller agree to the reduction of either of such time or scope limitations to such a period or scope as such court shall deem reasonable under the circumstances.

          (d)  Injunctive Relief.  The Parties specifically recognize that any
               -----------------
breach of Section 5.4(a) may cause irreparable injury and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), each Party agrees that in the event of any such breach, the other Party shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.

     5.5. Cooperation on Claims.
          -----------------------

     Without limiting the generality of any other provision of this Agreement, with respect to any claim of any kind for which Varlen and Seller have retained liability under this Agreement, (i) Roper and Buyer will not settle or compromise any such claim without the consent of Varlen or Seller, (ii) Buyer and Roper will make available to Varlen and Seller, their insurer and their respective representatives all records and other materials as may be reasonably requested by them for use in handling any such claim and (iii) Buyer and Roper will reasonably cooperate, and will use their best efforts to cause their employees to cooperate, with Varlen and Seller, their insurer and their respective representatives in the handling of all such claims.

                                  ARTICLE VI
                                 MISCELLANEOUS

     6.1. Further Actions.
          ----------------

     From time to time, as and when requested by Roper or Buyer and at Roper or Buyer's expense, Varlen and Seller shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as Roper and Buyer may reasonably deem necessary or desirable to carry out the intent and purposes of this Agreement, to convey, transfer, assign and deliver on the Closing Date to Buyer, and its successors and assigns, the Interest (or to evidence the foregoing) and to consummate the other transactions contemplated hereby. As soon as practicable, Roper shall cause the Company to change its name to a name that does not include the name "Varlen." Roper shall have filed any necessary documents within sixty (60) days from the date hereof.

     6.2. Brokerage.
          ----------

     Varlen and Seller represents and warrants to Roper and Buyer that Seller has no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement; Varlen and Seller shall indemnify Roper and Buyer and the Company against, and shall hold Roper and Buyer and the Company harmless from, at all times after the date hereof, any and all liabilities (including without limitation legal fees), and shall pay any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Varlen and Seller, or prior to Closing the Company, in connection with this Agreement or the transactions contemplated hereby. Roper and Buyer represent and warrant to Varlen and Seller that Roper and Buyer have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement; Roper and Buyer shall indemnify Varlen and Seller against, and shall hold Varlen and Seller harmless from, at all times after the date hereof, any and all liabilities (including without limitation legal fees), and shall pay any final judgment obtained by any person claiming brokerage commissions or finder's fees, or rights to similar compensation, on account of services purportedly rendered on behalf of Roper and Buyer, or after Closing the Company, in connection with this Agreement or the transactions contemplated hereby.

     6.3. Expenses.
          ---------

     Each of Roper, Buyer, Varlen and Seller shall pay their respective expenses in connection with the negotiation, execution, delivery and performance of this Agreement. The 4.80% registration duty on the Purchase Price payable to the French tax authorities shall be paid by Buyer and Buyer shall take all necessary actions to register the present transfer of the Interest with the French tax authorities within one month following the Closing Date as required by French law.

     6.4. Entire Agreement.
          -----------------

     This Agreement, which includes the Schedules and Exhibits hereto and the other documents, agreements and instruments executed and delivered pursuant to or in connection with this Agreement, contains the entire agreement between Buyer, the Company and Seller with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements or understandings with respect thereto. As provided in Section 3.2(g) above, Seller and Buyer entered on the Closing Date into an Acte de Cession de Parts which has been executed only for the purposes of the tax registration with the French tax authorities and other notifications to be made to third parties. The Parties expressly agree that in the event of any difference in interpretation and/or inconsistency between this Agreement and the Acte de Cession de Parts, this Agreement shall prevail.

     6.5. Descriptive Headings.
          ---------------------

     The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

     6.6. Notices.
          --------

     All notices and other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by overnight delivery service or by registered or certified mail, postage prepaid, addressed as follows:

     If to Varlen and Seller, or pre-Closing to the Company:


          Acieries de Ploermel
          Varlen Corporation
          55 Shuman Boulevard
          P.O. Box 3089
          Naperville, Illinois 60566-7089
          Attn: Vicki Casmere
                General Counsel

     If to Roper and Buyer, or post-Closing to the Company:

          Instrumentation Scientifique de Laboratoire
          Roper Industries, Inc.
          160 Ben Burton Road
          Bogart, Georgia 30622
          Attn: President

Any party may by notice change the address to which notices or other communications to it are to be delivered or mailed.

     6.7. Governing Law.
          --------------

     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto irrevocably submits to the jurisdiction of the Courts of the State of Delaware, and of any Federal Court located in the State of Delaware, in connection with any action or proceeding arising out of or relating to, or breach of, this Agreement or of any document or instrument delivered pursuant to or in connection with this Agreement, save as provided in Section 1.2(c) above.

     6.8. Assignability.
          --------------

     This Agreement (including the indemnification provisions) shall not be assignable otherwise than by operation of law by any Party without the prior written consent of the other Parties, which shall not be unreasonably withheld, and any purported assignment by any Party without the prior written consent of the other Parties shall be void. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

     6.9.  Waivers and Amendments.
           -----------------------

     Any waiver of any term or condition, or any amendment or supplementation, of this Agreement shall be effective only if in writing. A waiver of any breach of any of the terms or conditions of this Agreement shall not in any way be construed as a waiver of any subsequent breach.

     6.10. Third Party Rights.
           -------------------

     This Agreement shall be effective only as between the Parties hereto, their successors and permitted assigns.

     6.11. Illegality.
           -----------

     In the event that any one or more of the provisions contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in any other respect and the remaining provisions of this Agreement shall not, at the election of the Party for whom the benefit of the provision exists, be in any way impaired.

     6.12. Release.
           --------

     As of the Effective Date, the Company hereby releases, acquits and forever discharges each gerant (manager) and equity holder of the Company from any and all liabilities, obligations, claims, demands, actions and causes of action which the Company ever had, now has or hereafter may have based upon, relating to or arising out of any event, occurrence, act, omission or condition occurring or existing as of or prior to the Closing in any way connected with such gerant's or equity holder's status as such or actions taken in such capacity. Buyer and Roper consents to the foregoing release. Varlen, Seller, Roper and Buyer agree that this release shall not in any manner limit or otherwise affect the rights and obligations of Varlen, Seller, Roper and Buyer under this Agreement.

          [REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

                                     Varlen:

                                     VARLEN CORPORATION


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                     Seller:

                                     ACIERIES de PLOERMEL


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                     The Company:

                                     HERZOG VARLEN INSTRUMENTS


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                     Buyer:

                                     INSTRUMENTATION SCIENTIFIQUE DE LABORATOIRE


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________

                                     ROPER:

                                     ROPER INDUSTRIES, INC.


                                     By:________________________________________
                                     Name:______________________________________
                                     Title:_____________________________________


COUNTERSIGNED BY:

WALTER HERZOG GmbH


By:________________________________
Name:______________________________
Title:_____________________________